OTCQX: DYNR WWW.DYNARESOURCE.COM

DynaResource to Present at the Metals and Mining Growth Virtual Investor Conference February 13, 2025 at 12:00 pm ET.

Company invites individual and institutional investors, as well as advisors and analysts, to attend online at VirtualInvestorConferences.com

IRVING, TX / February 10, 2025 / DYNR-DynaResource, Inc. (OTCQX:DYNR) (“DynaResource”, or “Company”) focused on mining its high-grade gold San Jose de Gracia Mine today announced that Rohan Hazelton, President & CEO will present live at the Metals and Mining Virtual Investor Conference hosted by VirtualInvestorConferences.com, on February 13, 2025.

DATE: February 13, 2025

TIME: 12:00 pm ET

LINK: https://bit.ly/3WNMCCb

Available for 1x1 meetings: February 13, 2025

This will be a live, interactive online event where investors are invited to ask the company questions in real-time. If attendees are not able to join the event live on the day of the conference, an archived webcast will also be made available after the event.

It is recommended that online investors pre-register and run the online system check to expedite participation and receive event updates.

Learn more about the event at www.virtualinvestorconferences.com.

Recent Company Highlights

•
Resource Redefinition & Growth with +1M oz Potential: Updated Mineral Resource Estimate expected in 2025 with Long-term District exploration potential 1Moz
•
Optimizing for Profitability: ongoing focus on optimizing operations to improve profitability at the mine and mill
•
Profit Margin Optimization: Cost cutting efforts over last 6 months resulting in progressively improved operating margins – 2025 AISC target $1,850-$2,050/oz produced

•
New Focused and Lean Management Team: New Corporate leadership in late 2024 has extensive experience mining in Latin America and Mexico specifically

About DynaResource

DynaResource is a U.S listed high-grade gold producer operating its 100% owned San Jose de Gracia mine located in Mexico, approximately 100 km northeast of Guamuchil and situated in the center of the prolific Sierra Madre Occidental geological zone. Mining commenced in 2016 with a 10,000 oz per year operation and has grown a 25,500+ oz producer today. The Company is focused on creating value through growth by optimization for increased operating margins and both near mine and regional exploration to increase production and expand mine life of its extensive land package of 33 contiguous concessions totaling approximately 10,000 hectares.

About Virtual Investor Conferences®

Virtual Investor Conferences (VIC) is the leading proprietary investor conference series that provides an interactive forum for publicly traded companies to seamlessly present directly to investors.

Providing a real-time investor engagement solution, VIC is specifically designed to offer companies more efficient investor access. Replicating the components of an on-site investor conference, VIC offers companies enhanced capabilities to connect with investors, schedule targeted one-on-one meetings and enhance their presentations with dynamic video content. Accelerating the next level of investor engagement, Virtual Investor Conferences delivers leading investor communications to a global network of retail and institutional investors.

On behalf of DynaResource, Inc.

Rohan Hazelton President & CEO

For Information on DynaResource, Inc. please visit www.dynaresource.com, or contact:

Investor Relations

Katherine Pryde, Investor Relations Manager

+1 972-869-9400

info@dynaresource.com

Virtual Investor Conferences

John M. Viglotti

SVP Corporate Services, Investor Access

OTC Markets Group

(212) 220-2221

johnv@otcmarkets.com